Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE ADDS GRAMICCI LICENSE TO PORTFOLIO

New York, NY, July 1, 2014 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced that it entered into a license agreement with Gramicci, a California-based hiking and climbing-inspired brand owned by Hampshire Group’s Chief Executive Officer, Paul Buxbaum. The three-year agreement provides Hampshire with licensing rights to design, develop and produce Gramicci brand men’s and women’s apparel, which is sold in retailers, as well as through its ecommerce website, www.gramicci.com.

"Gramicci is an excellent new addition to Hampshire's portfolio,” commented David Price, Hampshire’s Chief Operating Officer. “The brand is well known among outdoor enthusiasts and advances our strategy of diversifying our product offering, distribution channels and customer base. We expect both gross and operating margins generated by the Gramicci business to exceed the brand’s historical levels as its profitability benefits from operating leverage on Hampshire’s infrastructure and sourcing expertise.”

Benjamin Yogel, Hampshire Group’s Lead Director, stated, “The Board of Directors of Hampshire is aware of the potential conflict of interest presented by Paul Buxbaum’s ownership of Gramicci and has taken several measures to protect the interests of Hampshire’s shareholders. First, the license was reviewed and negotiated by a committee of independent Hampshire directors. Secondly, the Company has the right to terminate the agreement at any time without penalty after providing notice of 120 days. Additionally, Paul Buxbaum will be recused from all non-operating decisions relating to Gramicci. Finally, the royalty rate associated with the license has been structured to be paid based on Gramicci’s profit contribution, which we expect to grow and add to the value of the Company.”

Hampshire (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A., is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business.

CONTACT

Fred Buonocore The Equity Group Inc. (212) 836-9607; fbuonocore@equityny.com www.theequitygroup.com